Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com
LEVI STRAUSS & CO. APPOINTS SPENCER FLEISCHER
TO BOARD OF DIRECTORS
SAN FRANCISCO (July 16, 2013) – Levi Strauss & Co. (LS&Co.) announced today that it elected Spencer Fleischer to its Board of Directors, effective July 11, 2013. He is a co-founder and president of Friedman Fleischer & Lowe, LLC, (FFL) a private equity firm that invests in middle-market companies and provides substantial strategic and operating expertise to assist management in growing earnings.

“With 35 years of financial and operational experience, Spencer Fleischer is a highly respected business executive whose skill set complements that of our Board members and will help drive the strategic direction of Levi Strauss & Co.,” said Stephen C. Neal, Chairman of the Board of Levi Strauss & Co. “His extensive financial background as well as his work in international markets, will be invaluable to our Board of Directors as we continue to drive growth and profitability on a global scale.”

Before co-founding FFL in 1997, Mr. Fleischer spent 19 years at Morgan Stanley & Company as an investment banker and senior leader. During his time there, he led business units across the globe, including serving as Head of Investment Banking in Asia, Head of Corporate Finance for Europe and Head of Corporate Finance in San Francisco. Mr. Fleischer currently serves as a Director of AmericanWest Bank, Strategic Investment Group and Wilton Re Holdings Limited.

“I'm honored to join the Levi Strauss & Co. board,” said Mr. Fleischer. “I have admired the company's iconic brands, rich history and its commitment to profits through principles. I look forward to working with the leadership team and board to help build the company's tremendous legacy and drive shareholder value.”

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About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,900 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2012 net revenues were $4.6 billion. For more information, go to http://levistrauss.com.

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